Exhibit 99.II-1 (ay)

21 December, 2007

The Directors

BBI Holdings Plc

Golden Gate

Cardiff CF14 5DX

The Directors

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham

Massachussets 02453

U.S.A.

Dear Sirs

Scheme Document to be released on 21 December 2007 concerning recommended proposal for the acquisition of BBI Holdings Plc by Inverness Medical Innovations, Inc.

We refer to the final version of the above mentioned Scheme Documcnt as sent for bulk printing and write to confirm that we hereby consent to the issue of such document with the inclusion of the references to our name in the form and context in which they appear.

Yours faithfully
IDJ Limited 81 Piccadilly London W1J 8HY
D. M. Bolton
Director
Telephone:
+44 (0)207355 1200

Fax:
+44 (0)207495 1149

e-mail:
mail@idj.co.uk

Registered in England No.1052827. Reg Office: 2 Hobart Place, London, SW1W OHW Authorised and Regulated by The Financial Services Authority